Exhibit 99.1

Willis Re DivestCo

Combined Financial Statements

As of and for the Year Ended December 31, 2020

And Independent Auditor’s Report Thereon

Willis Re DivestCo

Combined Financial Statements

December 31, 2020

Independent Auditor’s Report

To the Board of Directors of Willis Towers Watson Public Limited Company.

We have audited the accompanying combined financial statements of the Willis Re DivestCo businesses of Willis Towers Watson Public Limited Company, (the ‘Company’), which comprise the combined balance sheet as of December 31, 2020 and the related combined statements of comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Willis Re DivestCo as of December 31, 2020 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the combined financial statements, the accompanying combined financial statements have been derived from the separate accounting records maintained by Willis Towers Watson Public Limited Company. The combined financial statements also include expense allocations for certain corporate functions historically provided by Willis Towers Watson Public Limited Company. These allocations may not be reflective of the actual expense that would have been incurred had the Company operated as a separate entity apart from Willis Towers Watson Public Limited Company. A summary of transactions with related parties is included in Note 6 to the combined financial statements.

/s/ Deloitte & Touche LLP

Philadelphia, PA

December 15, 2021 (February 11, 2022, as to Note 10)

Willis Re DivestCo

Combined Balance Sheet

(In millions of U.S. dollars)

December 31, 2020
ASSETS
Cash and cash equivalents	$44
Fiduciary assets, including related party assets of $43	6,084
Accounts receivable, net	226
Due from related parties	41
Prepaid and other current assets	41

Total current assets	6,436
Fixed assets, net	1
Goodwill	812
Intangible assets, net	8
Deferred tax assets	3
Other non-current assets	22

Total non-current assets	846

TOTAL ASSETS	$7,282

LIABILITIES AND EQUITY
Fiduciary liabilities, including related party liabilities of $63	$6,084
Salaries and employee-related liabilities	111
Deferred revenue and accrued expenses	9
Due to related parties	31
Other current liabilities	127

Total current liabilities	6,362
Employee-related liabilities	14
Provision for liabilities	11
Other non-current liabilities	21

Total non-current liabilities	46

TOTAL LIABILITIES	6,408
COMMITMENTS AND CONTINGENCIES
EQUITY
Net Parent investment	873
Accumulated other comprehensive income, net of tax	1

Total equity	874

TOTAL LIABILITIES AND EQUITY	$7,282

See accompanying notes to the combined financial statements

Willis Re DivestCo

Combined Statement of Comprehensive Income

(In millions of U.S. dollars)

Year ended December 31, 2020
Revenue	$726
Costs of providing services
Salaries and benefits	348
Other operating expenses	143
Depreciation and amortization	3

Total costs of providing services	494

Income from operations	232
Other income, net	1

INCOME FROM OPERATIONS BEFORE INCOME TAXES	233
Provision for income taxes	(50)

NET INCOME	$183

Other comprehensive income, net of tax:
Foreign currency translation	$(4)

Other comprehensive income, net of tax	(4)

COMPREHENSIVE INCOME	$179

See accompanying notes to the combined financial statements

Willis Re DivestCo

Combined Statement of Cash Flows

(In millions of U.S. dollars)

Year ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$183
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation and amortization	3
Non-cash lease expense	1
Net periodic benefit cost of defined benefit pension plans	2
Provision for doubtful receivables from clients	3
Benefit for deferred income taxes	(3)
Share-based compensation	1
Non-cash foreign exchange gain	(1)
Other, net	(1)
Changes in operating assets and liabilities:
Accounts receivable	(32)
Due from related parties	43
Due to related parties	(23)
Other assets	24
Other liabilities	63
Provisions	(17)

Net cash from operating activities	246

CASH FLOWS USED IN INVESTING ACTIVITIES
Acquisition of intangible asset	(5)

Net cash used in investing activities	(5)

CASH FLOWS USED IN FINANCING ACTIVITIES
Net transfers to Parent	(253)
Related party operational loans, net	(5)
Net proceeds from fiduciary funds held for clients	125

Net cash used in financing activities	(133)

INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	108
Effect of exchange rate changes on cash, cash equivalents and restricted cash	25
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	1,190

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$1,323

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$44
Fiduciary funds held on behalf of clients (included in fiduciary assets)	1,279

Total cash, cash equivalents and restricted cash	$1,323

Supplemental disclosure:
Cash paid for income taxes, net	$4

See accompanying notes to the combined financial statements

Willis Re DivestCo

Combined Statement of Change in Equity

(In millions of U.S. dollars)

	Net Parent Investment	Accumulated Other Comprehensive Income	Total Equity
Balance as of January 1, 2020	$937	$5	$942
Net transfers to Parent	(247)	—	(247)
Net income	183	—	183
Other comprehensive loss	—	(4)	(4)

Balance as of December 31, 2020	$873	$1	$874

See accompanying notes to the combined financial statements

Willis Re DivestCo

Notes to Combined Financial Statements

(Tabular amounts are in millions of U.S. dollars)

Note 1 — Nature of Operations

The combined financial statements of Willis Re DivestCo (or the ‘divested businesses’) present the combined results of certain businesses under the common control of Willis Towers Watson plc, a company organized under the laws of Ireland. Willis Towers Watson plc, together with its subsidiaries (‘WTW’ or the ‘Parent’), is a leading global advisory, broking and solutions company. On August 12, 2021, WTW agreed to sell its treaty reinsurance broking businesses to Arthur J. Gallagher & Co. (‘AJG’) pursuant to that certain Security and Asset Purchase Agreement (as amended from time to time, the ‘SAPA’), dated as of August 12, 2021. These divested businesses operate globally as Willis Re (‘Willis Re’) and include the operations of both entities that solely provided reinsurance services (‘Dedicated entities’) and the reinsurance portion of entities that provide both reinsurance and non-reinsurance services (‘Commingled entities’).

Notwithstanding the foregoing description, WTW had not agreed to sell the businesses in France or the Netherlands. However, AJG had granted WTW a put option with respect to such businesses, and therefore the foregoing businesses in France and the Netherlands have been included in the Willis Re DivestCo combined financial statements.

The principal closing of the transactions contemplated by the SAPA occurred on December 1, 2021. See Note 9 — Subsequent Events for further details.

Note 2 — Basis of Presentation and Significant Accounting Policies

Basis of Presentation

Throughout the period covered by the combined financial statements, Willis Re DivestCo operated as part of WTW. Consequently, standalone financial statements have not historically been prepared for Willis Re DivestCo. These combined financial statements are presented on a ‘standalone’ basis and as historically managed by WTW, and were derived from the consolidated financial statements and accounting records of WTW. The accompanying audited combined financial statements of Willis Re DivestCo are presented in accordance with accounting principles generally accepted in the United States (‘U.S. GAAP’). The combined financial statements may not be indicative of the divested businesses’ future performance and do not necessarily fully reflect what the financial position, results of operations and cash flows would have been had Willis Re DivestCo operated as a standalone company during the period presented.

As part of their inclusion in the operations of WTW, WTW provided certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the divested businesses. The cost of these services has been allocated to the combined financial statements of the divested businesses either on a specific and direct basis, or on an allocation basis using an approach based on key metrics related to the nature of the item, including but not limited to revenue and headcount. WTW and the divested businesses consider these allocations to be a reasonable reflection of the utilization of services and benefits received by the divested businesses. However, the allocations may not reflect the expenses the divested businesses would have incurred if they had been a standalone company for the period presented. Actual costs that would have been incurred if the divested businesses had been a standalone company are impracticable to estimate and would depend on multiple factors, including organization structure and strategic decisions made in various areas, such as information technology and infrastructure.

WTW uses a centralized approach to cash management and financing. These intercompany arrangements are not reflective of the manner in which the divested businesses would have financed their operations had they been a standalone business separate from WTW during the period presented. Assets and liabilities included within these combined financial statements were specifically identifiable or otherwise attributable to the divested businesses. Cash, debt and any related interest that are held in Parent accounts have not been allocated since these balances are not directly attributable to the divested businesses.

These combined financial statements combine all majority-owned subsidiaries to the extent that the subsidiary is included within the scope of the divested businesses and their respective classification as Dedicated or Commingled. Amounts related to noncontrolling interests are immaterial. All intercompany accounts and transactions between the divested businesses have been eliminated in combination. Transactions with WTW or other non-divested subsidiaries or non-divested portions of Commingled entities of WTW are described in Note 6 – Related Party Transactions. As the operations comprising Willis Re DivestCo are in various legal entities owned by WTW in which the divested businesses have no direct ownership relationship, WTW’s net investment in these operations is shown as net Parent investment in lieu of stockholder’s equity in the combined financial statements.

All accounting guidance included within the Financial Accounting Standards Board (‘FASB’) Accounting Standards Codification (‘ASC’) and related Accounting Standards Updates (‘ASU’s’) has been adopted by the divested businesses at the same date as WTW, a publicly-traded entity. As such, certain standards have been adopted prior to their required deadlines.

Risks and Uncertainties Related to the COVID-19 Pandemic

The COVID-19 pandemic has had an adverse impact on global commercial activity, including the global supply chain, and has contributed to significant volatility in the global financial markets including, among other effects, occasional declines in the equity markets, changes in interest rates and reduced liquidity on a global basis. In light of the effects on Willis Re DivestCo’s own business operations and those of their clients, suppliers and other third parties with whom they interact, WTW regularly considered the impact of COVID-19 on their businesses, taking into account their business resilience and continuity plans, financial modeling and stress testing of liquidity and financial resources. Generally, the COVID-19 pandemic did not have an adverse impact on Willis Re DivestCo’s overall financial results during 2020.

The extent to which COVID-19 impacts the divested businesses and their financial positions will depend on future developments, which are difficult to predict. These future developments may include the severity and scope of the COVID-19 outbreak, which may unexpectedly change or worsen, and the types and duration of measures imposed by governmental authorities to contain the virus or address its impact. The divested businesses continue to expect that the COVID-19 pandemic will not have a material impact on their financial position.

Significant Accounting Policies

Use of Estimates — These combined financial statements conform to U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Willis Re DivestCo’s estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Estimates and allocations are used when accounting for revenue recognition and related costs, the selection of useful lives of fixed and intangible assets, impairment testing, valuation of billed receivables from clients, discretionary compensation, income taxes, pension assumptions, amounts due to or from related parties, legal reserves and goodwill and intangible assets.

Fair Value of Financial Instruments — The carrying values of cash and cash equivalents, accounts receivable, accrued expenses, and amounts due to or from related parties approximate their fair values because of the short maturity and liquidity of those instruments.

Cash and Cash Equivalents — The divested businesses maintain separate cash accounts, including cash accounts that are swept periodically into accounts managed and held by the Parent. Cash and cash equivalents primarily consist of time deposits with original maturities of 90 days or less. In certain countries in which Willis Re DivestCo conducts business, it is subject to capital adequacy requirements. Term deposits and certificates of deposit with original maturities greater than 90 days are considered to be short-term investments.

Fiduciary Assets and Liabilities — The divested businesses collect premiums from insureds and, after deducting commissions, remit the premiums to the respective insurers. The divested businesses also collect claims or refunds from insurers on behalf of insureds. Each of these transactions is reported on the Willis Re DivestCo combined balance sheet as assets and corresponding liabilities unless such balances are due to or from the same party and a right of offset exists, in which case the balances are recorded net.

Fiduciary assets on the combined balance sheet are comprised of both fiduciary funds and fiduciary receivables:

Fiduciary Funds – Unremitted insurance premiums and claims are recorded within fiduciary assets on the combined balance sheet. Fiduciary funds are generally required to be kept in certain regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity. Such funds are not available to service any WTW debt or for other corporate purposes. Notwithstanding the legal relationships with insureds and insurers, the divested businesses are entitled to retain investment income earned on fiduciary funds in accordance with industry custom and practice and, in some cases, as supported by agreements with insureds. The period for which the divested businesses hold such funds is dependent upon the dates the insureds remit the payment of the premiums to the divested businesses, or the dates the divested businesses receive refunds from the insurers, and the dates the divested businesses are required to forward such payments to the insurers or insureds, respectively.

Fiduciary receivables – Uncollected premiums from insureds and uncollected claims or refunds from insurers are recorded as fiduciary assets on the combined balance sheet. In certain instances, the divested businesses advance premiums, refunds or claims to insurance underwriters or insureds prior to collection. Such advances are made from fiduciary funds and are reflected in the combined balance sheet as fiduciary assets.

Fiduciary liabilities on the combined balance sheet represent the obligations to remit all fiduciary funds and fiduciary receivables to insurers or insureds.

Accounts Receivable — Accounts receivable is stated at estimated net realizable values. The provision for billed receivables is recorded, when necessary, in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts. See Note 3 — Revenue for additional information about the divested businesses’ accounts receivable.

Income Taxes — Income taxes presented in the combined financial statements of Willis Re DivestCo include an allocation of current and deferred income taxes of WTW to the divested businesses’ standalone financial statements using the separate return method. The allocation of income taxes on a separate return basis requires a considerable amount of judgment and the use of both estimates and allocations. As a consequence, the results of certain transactions included in the consolidated financial statements of WTW may not be included in the separate combined financial statements of Willis Re DivestCo. Similarly, the tax treatment of certain items reflected in the combined financial statements of Willis Re DivestCo may not be reflected in the consolidated financial statements and tax returns of WTW.

Income taxes of the divested businesses as presented in the combined financial statements may not be indicative of the income taxes that the divested businesses will generate in the future. Certain operations of the divested businesses have historically been included in a consolidated return with other WTW entities. Current obligations for taxes in certain jurisdictions, where the divested businesses file a consolidated tax return with WTW, are deemed settled for purposes of the combined financial statements through the net Parent investment. Current obligations for tax in jurisdictions where the divested businesses do not file a consolidated return with WTW, including certain foreign jurisdictions and certain U.S. states, are recorded as accrued liabilities.

Following the allocation method, deferred tax assets and liabilities are recognized for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the combined statement of comprehensive income in the period in which the change is enacted. Deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized. In making such determinations, the divested businesses consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operating results. More weight is placed on evidence that is objectively verifiable.

Uncertain tax positions are recognized in the financial statements when it is more likely than not that a position will be sustained on the basis of the technical merits of the position assuming the tax authorities have full knowledge of the position and all relevant facts. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely to be realized on settlement with the tax authority. Interest and penalties related to uncertain tax positions are included as a component of income tax expense. Uncertain tax positions are assessed at each balance sheet date.

See Note 4 — Income Taxes for additional information regarding Willis Re DivestCo’s income taxes.

Foreign Currency — Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are translated at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported as income or expense in the combined statement of comprehensive income.

The results of the divested businesses whose functional currency is other than the U.S. dollar are translated into U.S. dollars at the average exchange rates, and assets and liabilities are translated at year-end exchange rates and included in the combined results. Translation adjustments are presented as a separate component of other comprehensive income in the financial statements and are included in net income only upon sale or liquidation of the underlying foreign entity or divested business.

Commitments, Contingencies and Provisions for Liabilities — The Parent establishes provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in the ordinary course of business and allocates a portion of this cost to its subsidiaries, including the divested businesses. Such provisions cover claims that have been reported but not paid and also unasserted claims and related legal fees. These provisions are established based on actuarial estimates together with individual case reviews and are believed to be adequate in light of current information and legal advice. In certain cases, where a range of loss exists, the divested businesses accrue the minimum amount in the range if no amount within the range is a better estimate than any other amount. To the extent such losses can be recovered under the Parent’s insurance programs, estimated recoveries are recorded when losses for insured events are recognized and the recoveries are likely to be realized. Significant management judgment is required to estimate the amounts of such unasserted claims and the related insurance recoveries. The Parent analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability. These contingent liabilities are not discounted. Provisions for claims that have been reported but not paid and provisions for unasserted claims have been allocated to the divested businesses using revenue as the allocation basis. See Note 7 — Commitments and Contingencies.

Share-Based Compensation — The Parent has equity-based compensation plans that provide for grants of restricted stock units and stock options, as well as cash-settled share-based compensation, to employees and non-employee directors of the Parent, including certain employees of the divested businesses.

The expense related to equity-based compensation is recognized primarily on a straight-line basis over the requisite service period. The significant assumptions underlying the expense calculations include the fair value of the award on the date of grant, the estimated achievement of any performance targets and estimated forfeiture rates. The share-settled awards are classified as equity and are included as a component of net Parent investment on Willis Re DivestCo’s combined balance sheet, as the ultimate payment of such awards will not be achieved through use of the Parent’s or Willis Re DivestCo’s cash or other assets.

For cash-settled share-based compensation, a liability for the fair-value of the awards is recognized as of each reporting date. The liability for these awards is included within other current liabilities or other non-current liabilities in the combined balance sheet depending when the amounts are payable. Expense is recognized over the service period, and as the liability is remeasured at the end of each reporting period, changes in fair value are recognized as compensation cost within salaries and benefits in the combined statement of comprehensive income. The significant assumptions underlying the expense calculations include the estimated achievement of any performance targets and estimated forfeiture rates.

The total share-based compensation cost for the divested businesses was $5 million for the year ended December 31, 2020 and is included in salaries and benefits in the combined statement of comprehensive income.

Fixed Assets — Fixed assets are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized; repairs and maintenance are charged to expense as incurred. Depreciation is computed primarily using the straight-line method based on the estimated useful lives of assets.

Depreciation on internally-developed software is amortized over the estimated useful life of the asset ranging from 3 to 10 years. Depreciation on leasehold improvements is calculated over the lesser of the useful lives of the assets or the remaining lease terms. Depreciation on furniture and equipment is calculated based on a range of 3 to 10 years.

Long-lived assets are tested for recoverability whenever events or changes in circumstance indicate that their carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. Recoverability is determined based on the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Leases — The divested businesses enter into lease agreements from time to time, primarily for the use of real estate for office space. The divested businesses determine if an arrangement is a lease at the inception of the contract, and the nature of operations is such that it is generally clear whether an arrangement contains a lease and what underlying asset is being leased. All of the leases have been determined to be operating leases. Upon entering into leases, the divested businesses obtain the right to control the use of an identified space for a lease term and recognize these right-of-use (‘ROU’) assets on the combined balance sheet with corresponding lease liabilities reflecting the obligation to make the related lease payments. ROU assets are amortized over the term of the lease.

The real estate leases are generally long-term in nature, with terms that typically range from 5 to 15 years. The real estate leases often contain options to renew the lease, either through exercise of the option or through automatic renewal. Additionally, certain leases have options to cancel the lease with appropriate notice to the landlord prior to the end of the stated lease term. As new leases are entered into, the divested businesses consider these options as lease terms are assessed and recognized as ROU assets and lease liabilities. If it is reasonably certain that the divested businesses will exercise an option to renew a lease, this period is included in the lease term. To the extent that there is an option to cancel a lease, the ROU assets and lease liabilities are recognized based upon the term that would result from using this earlier date. If a significant penalty is required to cancel the lease at an earlier date, the divested businesses assess the lease term as ending at the point when no significant penalty would be due.

The divested businesses had the following ROU assets and lease liabilities:

	Balance Sheet Classification	December 31, 2020
Right-of-use assets	Other non-current assets	$1
Current lease liabilities	Other current liabilities	1
Long-term lease liabilities	Other non-current liabilities	1

In addition to payments for previously-agreed base rent, many of the lease agreements are subject to variable and unknown future payments, typically in the form of common area maintenance charges, which is a non-lease component as defined by ASC 842, Leases, (‘ASC 842’) or real estate taxes. These variable payments are excluded from the lease liabilities and ROU assets, and instead are recognized as lease expense within other operating expenses on the combined statement of operations as the amounts are incurred. To the extent that the divested businesses have agreed to fixed charges for common area maintenance or other non-lease components, or the base rent increases by an index or rate (most commonly an inflation rate), these amounts are included in the measurement of the lease liabilities and ROU assets. The divested businesses have elected the practical expedient under ASC 842 which allows the lease and non-lease components to be combined in the measurement of lease liabilities and ROU assets.

In addition to the leases held directly by the divested businesses, some leases are used by both the Parent and certain divested businesses. Allocations for the rent expense associated with this usage have been included within other operating expenses on the combined statement of comprehensive income. The total lease cost for the divested businesses was $3 million for the year ended December 31, 2020.

The divested businesses use the incremental borrowing rate as established by the Parent to calculate the present values of the future lease payments. Since the majority of the Parent’s debt is publicly-traded, the real estate and treasury functions are centralized, and the Parent’s subsidiaries are generally prohibited from borrowing externally, the divested businesses have determined it appropriate to use the Parent’s combined unsecured borrowing rate, adjusted for collateralization in accordance with ASC 842. Using the resulting interest rate curves from publicly-traded debt at this collateralized borrowing rate, the divested businesses select the interest rate at lease inception by reference to the lease term and lease currency.

The leases generally do not contain restrictive covenants or residual value guarantees.

Goodwill and Intangible Assets — In applying the acquisition method of accounting for business combinations, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. The fair values of intangible assets are compared with their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value.

Acquired intangible assets are amortized over the following periods:

	Amortization basis	Expected life (years)
Client relationships	Straight-line basis	14
Other	Straight-line basis	10

Goodwill is tested for impairment annually by the Parent as of October 1, and whenever indicators of impairment exist. In the impairment test, the fair value of each of the Parent’s reporting units is compared with its carrying value, including goodwill. If the carrying value of a reporting unit exceeds its fair value, the difference is recognized as an impairment loss. The goodwill impairment tests performed by the Parent for the year ended December 31, 2020 has not resulted in any impairment charges. See Note 5 — Goodwill and Intangible Assets for additional information about the divested businesses’ goodwill and other intangible assets.

Pensions — Employees of the divested businesses participate in several defined benefit plans and defined contribution plans that are sponsored by other subsidiaries of the Parent (the ‘Shared Plans’). The divested businesses account for participation in the Shared Plans as multiemployer benefit plans. Accordingly, the divested businesses do not record an asset or liability to recognize the funded status of the Shared Plans. The related pension expense is allocated based on the annual contribution cost reported within salaries and benefits, or other income, net, as appropriate, in the combined statement of comprehensive income. The pension cost related to participation in the Shared Plans for the year ended December 31, 2020 was $2 million. Contributions to plans are recognized as incurred. Differences between contributions payable in the year and contributions actually paid are classified as either other assets or other liabilities in the combined balance sheet. The defined contribution plan expense for the year ended December 31, 2020 was $8 million.

Revenue Recognition — The divested businesses perform reinsurance broking services in several countries across the globe. In these broking arrangements, the divested businesses earn revenue by acting as intermediaries in the placement of effective reinsurance policies. Generally, the divested businesses act as agents in reinsurance broking arrangements where the client is the party looking to cede risks to the reinsurance markets. The primary performance obligation under the majority of these arrangements is to place an effective reinsurance policy, but there can also be significant post-placement obligations in certain contracts to which the divested businesses need to allocate revenue. The most common of these is for claims handling, and these amounts are recognized over time because the customers are simultaneously consuming the benefits of these services.

Due to the nature of the majority of the broking arrangements, no single document constitutes the contract for ASC 606, Revenue From Contracts With Customers, (‘ASC 606’) purposes. The divested businesses’ services may be governed by a mixture of different types of contractual arrangements depending on the jurisdiction or type of coverage, including terms of business agreements, broker-of-record letters, statements of work or local custom and practice. This is then confirmed by the client’s acceptance of the underlying reinsurance contract. Prior to the policy inception date, the client has not accepted nor formally committed to perform under the arrangement (i.e. pay for the reinsurance coverage in place). Therefore, in the majority of broking arrangements the contract date is the date the reinsurance policy incepts.

As noted, the primary performance obligation typically consists of only the placement of an effective reinsurance policy which precedes the inception date of the policy. Therefore, most of the fulfillment costs are incurred before the divested businesses can recognize revenue and are thus deferred during the pre-placement process. Where the divested businesses have material post-placement services obligations, they estimate the relative fair value of the post-placement services using the expected cost-plus-margin approach.

Payment for the broking services usually takes the form of commissions or fees negotiated in lieu of commissions. At times, the divested businesses may receive additional income for performing these services from the reinsurance carriers’ markets, which is collectively referred to as ‘market derived income’. In situations in which the fees are not fixed but are variable, the divested businesses must estimate the likely commission per policy, taking into account the likelihood of cancellation before the end of the policy term. For proportional treaty reinsurance broking, the commissions to which the divested businesses will be entitled can vary based on the underlying individual insurance policies that are placed. The divested businesses base the estimates of transaction prices on supportable evidence from an analysis of past transactions, and only include amounts that are probable of being received or not refunded (referred to as applying ‘constraint’ under ASC 606). This is an area requiring significant judgment and results in the divested businesses estimating transaction prices that may be significantly lower than the ultimate amount of commissions that may be collected. The transaction prices are then adjusted over time as the divested businesses receive confirmations of the remuneration through receipt of treaty statements, or as other information becomes available.

The divested businesses recognize revenue for most broking arrangements as of a point in time at the later of the policy inception date or when the policy placement is complete, because this is viewed as the date when control is transferred to the client.

Interest income — Interest income is recognized as earned.

Other income — Other income includes gains on disposal of intangible assets, which primarily arise from settlements through enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.

Cost to obtain or fulfill contracts — Costs to obtain customers include commissions for brokers under specific agreements that would not be incurred without a contract being signed and executed. The divested businesses have elected to apply the ASC 606 ‘practical expedient’ which allows these costs to be expensed as incurred if the amortization period related to the resulting asset would be one year or less. The divested businesses have no significant instances of contracts that would be amortized for a period greater than a year, and therefore have no contract costs capitalized for these arrangements.

Costs to fulfill include costs incurred by the divested businesses that are expected to be recovered within the expected contract period.

The divested businesses must estimate the fulfillment costs incurred during the pre-placement of the broking contracts. These judgments include:

•	which activities in the pre-placement process should be eligible for capitalization;

•	the amount of time and effort expended on those pre-placement activities;

•	the amount of payroll and related costs eligible for capitalization; and,

•	the monthly or quarterly timing of underlying reinsurance policy inception dates.

The divested businesses amortize costs to fulfill over the period they receive the related benefits, which is typically less than a year.

Recent Accounting Pronouncements

The following recent accounting pronouncements are applicable to Willis Re DivestCo, but any adoption dates have been determined by the Parent and applied to these carved-out and combined financial statements.

Not adopted for 2020

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, which clarifies and amends existing guidance, including removing certain exceptions to the general principles of accounting for income taxes. This ASU became effective for the divested businesses on January 1, 2021. Some of the changes must be applied on a retrospective or modified retrospective basis while others must be applied on a prospective basis. Early adoption is permitted. The divested businesses did not adopt this ASU early and it did not have an impact on the combined financial statements.

Adopted for 2020

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which amended the guidance on the impairment of financial instruments. The ASU added an impairment model (known as the current expected credit loss (‘CECL’) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses on assets measured at amortized cost, which is intended to result in more timely recognition of such losses. The ASU was also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. Further, the ASU made targeted changes to the impairment model for available-for-sale debt securities. Additional ASUs were subsequently issued which provided amended and additional guidance for the implementation of ASU No. 2016-13. All related guidance has been codified into, and is now known as, ASC 326, Financial Instruments—Credit Losses (‘ASC 326’). ASC 326 became effective for the divested businesses on January 1, 2020, at which time the divested businesses adopted it. This ASU did not have a material impact on the combined financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, previous U.S. GAAP required the performance of procedures to determine the fair value at the impairment testing date of assets and liabilities (including unrecognized assets and liabilities) following the procedure that is required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, the amendments under this ASU require the goodwill impairment test to be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The ASU became effective for the Parent on January 1, 2020, at which time the Parent adopted it. The amendments in this ASU are applied on a prospective basis. There was no immediate impact to the Parent’s consolidated financial statements upon adopting this ASU, and the most recent goodwill impairment test resulted in fair values in excess of carrying values for all reporting units at October 1, 2020.

In March 2020, the FASB issued ASU No. 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for accounting for contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. This ASU became effective for the divested businesses on March 12, 2020. The divested businesses may apply the changes relating to contracts from January 1, 2020 or from a later date. The divested businesses have made no contract modifications thus far to transition to a different reference rate.

Note 3 — Revenue

Disaggregation of Revenue

The following table presents revenue by geography where the work is performed, as well as a reconciliation to total revenue for the year ended December 31, 2020.

	North America	Great Britain	Western Europe	International	Total revenue by geography
Total revenue from customer contracts	$318	$314	$30	$59	$721
Interest and other income	3	2	—	—	5

Total revenue	$321	$316	$30	$59	$726

Contract Balances

The divested businesses report accounts receivable, net on the combined balance sheet, which includes billed receivables and current contract assets. In addition to accounts receivable, net, the divested businesses had the following non-current contract assets and deferred revenue balances at December 31, 2020:

Billed receivables, net of allowance for doubtful accounts of $3 million	$166
Current contract assets	60

Accounts receivable, net	$226

Non-current accounts receivable, net	$2

Non-current contract assets	$4

Deferred revenue	$3

The divested businesses receive payments from customers based on billing schedules or terms as written in their contracts. Those balances denoted as contract assets relate to situations where the divested businesses have completed some or all performance under the contract; however, their right to consideration is conditional. Contract assets result in the divested businesses’ proportional treaty arrangements due to the amounts being conditional on the volume and terms of underlying policies being placed by others. Billed receivables are recorded when the right to consideration becomes unconditional. Deferred revenue relates to payments received in advance of performance under the contract and is recognized as revenue as (or when) the divested businesses perform under the contract.

Accounts receivable are stated at estimated net realizable values. The following table presents the changes in the divested businesses’ allowance for doubtful accounts for the years ended December 31, 2020.

Balance at January 1, 2020	$2
Additions charged to costs and expenses	3
Deductions/other movements	(2)

Balance at December 31, 2020	$3

During the year ended December 31, 2020, revenue of approximately $3 million was recognized that was reflected as deferred revenue at December 31, 2019.

During the year ended December 31, 2020, the divested businesses recognized revenue of approximately $10 million related to performance obligations satisfied in a prior period.

Performance Obligations

In accordance with ASC 606, the divested businesses have elected not to disclose the remaining performance obligations when one or both of the following circumstances apply:

•	Performance obligations which are part of a contract that has an original expected duration of less than one year, and

•	Performance obligations satisfied in accordance with ASC 606-10-55-18 (‘right to invoice’).

All of the divested businesses’ contracts are cancellable with less than one year’s notice and have no substantive penalty for cancellation.

Costs to obtain or fulfill a contract

The divested businesses incur costs to obtain or fulfill contracts which they would not incur if a contract with a customer was not executed. The following table shows the categories of costs that are capitalized and deferred over the expected life of a contract.

Balance at January 1, 2020	$29
New capitalized costs	141
Amortization	(140)

Balance at December 31, 2020	$30

Note 4 — Income Taxes

Provision for income taxes

An analysis of income from operations before income taxes by taxing jurisdiction for the year ended December 31, 2020 is shown below:

U.S.	$106
Rest of World	127

Total	$233

The components of the provision for income taxes for the year ended December 31, 2020 include:

Current tax expense:
U.S. federal taxes	$23
U.S. state	7
Rest of world	23

Total current tax expense	53

Deferred tax benefit:
U.S. federal taxes	(1)
U.S. state	(1)
Rest of world	(1)

Total deferred tax benefit	(3)

Total provision for income taxes	$50

Effective tax rate reconciliation

The principal reasons for the differences between the income tax amounts provided and those that would have resulted from the application of the U.S. federal statutory tax rate for the year ended December 21, 2020 are as follows:

INCOME FROM OPERATIONS BEFORE INCOME TAXES	$233
U.S. federal statutory income tax rate	21%
Income tax expense at U.S. federal tax rate	49
Adjustments to derive effective tax rate:
Tax differentials on non-U.S. jurisdictions	(4)
Tax differentials of U.S. state taxes and local taxes	6
Non-deductible expenses and dividends	(1)

Provision for income taxes	$50

The statutory tax rate for the U.S. of 21% has been used because significant operations are in the U.S. and the use of the 21% rate allows comparability to WTW.

Deferred income taxes

Deferred income tax assets and liabilities reflect the effect of temporary differences between the assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. A valuation allowance is recognized if it is more likely than not that a future tax benefit will not be realized.

Deferred income tax assets and liabilities included in the combined balance sheet at December 31, 2020 are comprised of the following:

Deferred tax assets:
Accrued compensation	$4
Cost of intangible assets, net of related amortization	1
Accrued expenses not currently deductible	1
Share-based compensation	2

Gross deferred tax assets	8
Less: valuation allowance	—

Net deferred tax assets	$8

Deferred tax liabilities:
Accrued expenses not currently deductible	$(2)
Accrued income and pre-payments not currently taxable	(5)

Deferred tax liabilities	(7)

Net deferred tax assets	$1

The net deferred income tax assets and the net deferred income tax liabilities are presented in the following respective captions of our combined balance sheet.

Balance sheet classifications:
Deferred tax assets	$3
Other non-current liabilities	(2)

Net deferred tax assets	$1

There are no material deferred tax assets related to tax loss or tax credit carryforwards; however, certain entities included in these financial statements reported tax loss carryforwards for December 31, 2020. These losses are not material on a gross basis and contributed only an insignificant amount to the gross deferred tax asset.

Management believes, based on the evaluation of positive and negative evidence, including the future reversal of existing taxable temporary differences, it is more likely than not that Willis Re DivestCo will realize the benefits of the gross deferred tax assets of $8 million at December 31, 2020.

These financial statements present the collective results of certain businesses (see Note 1 – Nature of Operations). Within these businesses there are no incidents of unremitted earnings or outside basis differences related to foreign subsidiaries for which deferred income tax consequences were not recognized.

Uncertain tax positions

At December 31, 2020, the amount of unrecognized tax benefits associated with uncertain tax positions was immaterial. There was no material activity during 2020 related to the liability for unrecognized tax benefits.

Status of tax returns

The divested businesses and their subsidiaries file separate income tax returns in various tax jurisdictions in which they operate and join WTW, as appropriate, in the filing of consolidated or combined income tax returns.

WTW has ongoing state income tax examinations in certain states for tax years ranging from calendar years ended December 31, 2014 through December 31, 2018. The statute of limitations in certain states remains open back to calendar year 2014.

All U.K. tax returns have been filed timely and are in the normal process of being reviewed by Her Majesty’s Revenue & Customs. Willis Re DivestCo is not currently subject to any material examinations in other jurisdictions. A summary of the tax years that remain open to tax examination in our major tax jurisdictions is as follows:

Open Tax Years (fiscal year ending in)
U.S. — federal	2017 and forward
U.S. — various states	2014 and forward
U.K.	2010 and forward

Note 5 — Goodwill and Intangible Assets

Goodwill

The goodwill presented in Willis Re DivestCo’s combined financial statements was calculated on a relative fair value basis from the goodwill held by the Parent. The changes in the goodwill balances are included below for the year ended December 31, 2020:

Goodwill - January 1, 2020	$809
Foreign exchange	3

Goodwill - December 31, 2020	$812

Intangible Assets

The intangible assets of Willis Re DivestCo have been determined on a specific identification basis. The following table reflects changes in the net carrying amounts of the components of finite-lived intangible assets for the year ended December 31, 2020:

	Client relationships	Other	Total
Balance at January 1, 2020:
Intangible assets, gross	$7	$—	$7
Accumulated amortization	(3)	—	(3)

Intangible assets, net - January 1, 2020	4	—	4
Intangible assets acquired	—	5	5
Amortization	—	(1)	(1)

Balance at December 31, 2020:
Intangible assets, gross	7	5	12
Accumulated amortization	(3)	(1)	(4)

Intangible assets, net - December 31, 2020	$4	$4	$8

The weighted-average remaining life of amortizable intangible assets at December 31, 2020 was 8 years.

The table below reflects the future estimated amortization expense for amortizable intangible assets for the next five years and thereafter:

Years ended December 31,	Amortization
2021	$1
2022	1
2023	1
2024	1
2025	1
Thereafter	3

Total	$8

Note 6 — Related Party Transactions

As discussed in Note 2 — Basis of Presentation and Significant Accounting Policies, there are amounts due to or from related parties, which comprise WTW and other WTW subsidiaries and businesses which are not included in the divested businesses. These amounts primarily arise from the following types of transactions:

•	Direct expenses, and reimbursements for such expenses, for specific colleagues or services. These colleagues and services may be provided by or to Willis Re DivestCo.

•	Allocated expenses for the costs of WTW corporate functions, including accounting, legal, information technology and marketing.

•	Royalty fees for the use of WTW trade names and other intellectual property.

•	Co-broking and sub-broking with other WTW non-divested subsidiaries and businesses. These amounts can be both due to and due from these other non-divested subsidiaries and businesses.

•	Fiduciary assets or liabilities that arise in co-broking or sub-broking arrangements.

Costs for certain of these services are either recognized through an allocated portion of WTW’s corporate costs, or billed directly to the divested businesses, such as most employee benefit costs. Allocated corporate costs and all significant intercompany transactions are deemed to be settled for cash in the period in which the revenue or expense was recorded in the combined statement of comprehensive income. The combined statement of cash flows presents these corporate expenses as cash flows from operating activities, as these costs were incurred by WTW during its normal operations. Allocated costs of $74 million were recognized in other operating expenses in the combined statement of comprehensive income of the divested businesses for the year ended December 31, 2020.

Willis Re DivestCo has classified intercompany transactions with WTW non-divested subsidiaries and businesses, including non-trade relationships that will be cash-settled and will remain on the balance sheet or statement of comprehensive income, as related party transactions. Intercompany loans receivable of $10 million are expected to be settled in cash and have been included in amounts due from related parties on the combined balance sheet. However, non-cash settled or forgiven intercompany net receivables totaling $633 million as of December 31, 2020 are reclassified as equity transactions and included in the net Parent investment.

Additionally, as part of the consolidated cash and financing activities managed by WTW, the divested businesses have cash amounts included in accounts held and owned by WTW. These cash amounts totaled $20 million at December 31, 2020 and have been excluded from cash and cash equivalents and included as amounts due from related parties in the combined balance sheet of Willis Re DivestCo.

Note 7 — Commitments and Contingencies

Indemnification Agreements

The Parent has various agreements which provide that it may be obligated to indemnify the other party to the agreement with respect to certain matters on behalf of the divested businesses. Generally, these indemnification provisions are included in contracts arising in the normal course of business and in connection with the purchase and sale of certain businesses. It is not possible to predict the maximum potential amount of future payments that may become due under these indemnification agreements because of the conditional nature of the divested businesses’ obligations and the unique facts of each particular agreement. However, at this time the divested businesses do not believe that any potential liability that may arise from such indemnity provisions is probable or material.

Legal Proceedings

In the ordinary course of business, the divested businesses are subject to various actual and potential claims, lawsuits and other proceedings. Some of the claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant. The divested businesses expect the impact of claims or demands not described below to be immaterial to their combined financial statements. The divested businesses also receive subpoenas in the ordinary course of business and, from time to time, receives requests for information in connection with governmental investigations.

Errors and omissions claims, lawsuits, and other proceedings arising in the ordinary course of business are covered in part by professional indemnity or other appropriate insurance obtained by the Parent. The terms of this insurance vary by policy year. Regarding self-insured risks, the divested businesses have established provisions which are believed to be adequate in light of current information and legal advice, or, in certain cases, where a range of loss exists, the minimum amount in the range is accrued if no amount within the range is a better estimate than any other amount. The divested businesses adjust such provisions from time to time according to developments. See Note 8 — Supplementary Information for Certain Balance Sheet Accounts for the amounts accrued at December 31, 2020 in the combined balance sheet.

On the basis of current information, Willis Re DivestCo does not expect that the actual claims, lawsuits and other proceedings to which it is subject, or potential claims, lawsuits, and other proceedings relating to matters of which it is aware, will ultimately have a material adverse effect on its financial condition, results of operations or liquidity. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation and disputes with insurance companies, it is possible that an adverse outcome or settlement in certain matters could, from time to time, have a material adverse effect on Willis Re DivestCo’s results of operations or cash flows in particular quarterly or annual periods. In addition, given the early stages of some litigation or regulatory proceedings described below, it may not be possible to predict their outcomes or resolutions, and it is possible that any one or more of these events may have a material adverse effect on the divested businesses.

The divested businesses provide for contingent liabilities based on ASC 450, Contingencies, when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The contingent liabilities recorded are primarily developed actuarially. Litigation is subject to many factors which are difficult to predict, so there can be no assurance that in the event of a material unfavorable result in one or more claims, the divested businesses will not incur material costs.

Note 8 — Supplementary Information for Certain Balance Sheet Accounts

Additional details of specific balance sheet accounts are detailed below.

Prepaid and other current assets consist of the following at December 31, 2020:

Prepayments	$4
Deferred contract costs	30
Corporate income and other taxes	2
Other current assets	5

Total prepaid and other current assets	$41

Other non-current assets consist of the following at December 31, 2020:

Accounts receivable, net	$2
Non-current contract assets	4
Deferred compensation	14
Other non-current assets	2

Total other non-current assets	$22

Salaries and employee-related liabilities consist of the following at December 31, 2020:

Production and other incentive accruals	$102
Accrued vacation	7
Other employee-related liabilities	2

Total salaries and employee-related liabilities	$111

Other current liabilities consist of the following at December 31, 2020:

Third-party commissions	$114
Payroll-related liabilities	3
Corporate tax liabilities	4
Other current liabilities	6

Total other current liabilities	$127

Provision for liabilities consists of the following at December 31, 2020:

Claims, lawsuits and other proceedings	$10
Other provisions	1

Total provision for liabilities	$11

Other non-current liabilities consist of the following at December 31, 2020:

Contract liabilities	$4
Deferred compensation	11
Deferred and other tax liabilities	2
Other non-current liabilities	4

Total other non-current liabilities	$21

Note 9 — Subsequent Events

The combined financial statements of Willis Re DivestCo are derived from the consolidated financial statements of WTW, which issued its financial statements for the year ended December 31, 2020 on February 23, 2021. Accordingly, Willis Re DivestCo has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through February 23, 2021. Additionally, the divested businesses have evaluated transactions and other events that occurred through the issuance of these combined financial statements on December 15, 2021, for purposes of disclosure of unrecognized subsequent events.

Divestiture Completed

On August 12, 2021, WTW entered into the SAPA with AJG whereby AJG agreed to purchase the divested businesses for cash consideration of $3.25 billion plus an earnout payable in 2025 of up to $750 million, assuming exercise of the applicable French and Dutch put options. The French put option was exercised on November 26, 2021. WTW and AJG amended the SAPA on December 1, 2021 pursuant to that certain Closing Letter Agreement (the ‘CLA’). The principal closing of the transactions contemplated by the SAPA occurred on December 1, 2021. The amendments to the SAPA under the CLA provide, among other matters, that the closing of the remainder of the transactions contemplated by the SAPA will occur on March 1, 2022 (other than in China, which the CLA provides will occur on June 1, 2022).

Following the divestiture, a number of services are continuing under a transition service agreement and certain co-broking, sub-broking and account servicing agreements.

Settlements

In October 2021, Willis Re DivestCo received $35 million from competitors in relation to the settlements of certain litigation relating to staff defections.

Note 10 — Revision of Previously Issued Financial Statements

Subsequent to the issuance of the December 31, 2020 financial statements, to reflect the guidance on restricted cash presentation in FASB ASC 230, Statement of Cash Flows, Willis Re DivestCo corrected the classification of its fiduciary funds balances on its combined statement of cash flows, by including these amounts in the total cash, cash equivalents and restricted cash amounts held at each balance sheet date. As a result, cash, cash equivalents and restricted cash balances of $44 million and $62 million at December 31, 2020 and January 1, 2020, respectively, have been revised to $1.3 billion and $1.2 billion, respectively. Additionally, the effect of exchange rate changes on cash, cash equivalents and restricted cash has been updated to include the effect of exchange rate changes on the fiduciary funds balances.

Prior to this correction, the changes in fiduciary funds were presented in fiduciary assets and liabilities on a gross basis in the cash flows from operating activities, where the amounts fully offset each period. In the current presentation, an additional line item, net proceeds from fiduciary funds held for clients, has been included within cash flows from financing activities to represent the change in fiduciary funds balances during the period. The remaining fiduciary assets and fiduciary payables, in equal and offsetting amounts, are no longer presented in the cash flows from operating activities. There was no impact to the total cash flows from operating activities as a result of these changes.